                                                                   Exhibit 10(j)

                                  INTEGRA, INC.
                          1060 FIRST AVENUE, SUITE 400
                            KING OF PRUSSIA, PA 19406

                                                               November 12, 1999

Mr. Lawrence M. Davies
131 Howson Lane
Glenmoore, PA  19343

Dear Lawrence:

         This will confirm that your employment and all your positions as an officer and director of Integra, Inc. and its subsidiaries and affiliates have terminated as of November 12, 1999.

         This will further confirm the agreement between you and the Company as follows:

         1. On the Effective Date of November 12, 1999, the Company will provide you (or your estate or legal representative in the event of your death) a severance payment of $175,000. In addition, the Company will pay 75% of your 1999 annual bonus opportunity in the amount of $39,375 on the Effective Date.

         2. During the period commencing on the Effective Date and ending on November 12, 2000, the Company will:

         (i) provide you with coverage fully paid by the Company under the medical and dental plans of the Company, on the same terms that coverage is available to employees of the Company generally; and

         (ii) provide you with fully paid coverage under the Long Term Disability insurance at the current level, to continue your Basic Life Insurance at two times base salary, and to continue your Accidental Death and Dismemberment Insurance and Supplemental Life Insurance, in each case in accordance with the provisions of the applicable group insurance plan of the Company.

         Any benefit referred to in clause (i) or (ii) shall terminate in the event that you obtain full-time employment or full time (35 hours or more per week) consulting with another person or organization prior to November 12, 2000 and are eligible for an equivalent benefit from or through such other person or organization. You agree to notify the Company immediately following your obtaining any such employment or consulting.

         3. The Company will separately provide you with information relating to your rights to continued medical coverage under COBRA.

         4. Your participation in the 401(K) Plan shall cease as of November 12, 1999. The

         5. The car allowance will cease 11/30/99.Company will facilitate an appropriate rollover of your funds as soon as practical.

         6. The Company will pay you your accrued paid time-off (PTO) on the Effective Date. You shall not accrue any vacation after the Effective Date. As of November 12, 1999, you have 234.7 hours of PTO.

         7. The Company will engage you in a consultant capacity effective 12/1/99 and continuing until 4/30/00. This arrangement may be extended by the Company if mutually agreed upon by you. Duties under this arrangement will be as an advisor to management in addressing existing and, if requested, future regulatory legal and other affairs and matters. Specifically, in the ongoing settlement negotiations with California Transamerica, State of Nevada Medicaid, discontinued Apogee Group Practice and other related matters. These services will be paid at a rate of $100 per hour billed, with a minimum of eight hours per week, and a maximum of twelve hours per week depending upon need, unless offsite meetings, travel or other reasons cause additional time required in this regard. You will be entitled to bill biweekly and all invoices will be paid within ten business days. In addition, other matters such as real estate, leases, mergers and acquisitions due diligence, etc. may be addressed by you as requested by management. (Messrs. Raslan or Anderson) and acceptable to you. These hours will be billed separately from above at a rate of $100 per hour.

         8. You expressly represent and warrant that you have returned to the Company all of its property in your possession, including, but not limited to, all copies of software, records, keys, identification documents or cards, and credit cards. You are entitled to keep your home fax machine and lap top computer. You may use the Company cell phone until 1/1/00 and a Company paid fax line until 3/31/00.

         9. In consideration of the agreements by the company herein provided (which includes consideration being provided to you to which you are not already entitled), you hereby release the company and its subsidiary and other affiliated corporations, and its and their respective officers, directors, employees and stockholders (collectively, the "Releasees"), from all claims, actions, causes of action, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions and demands whatsoever, in law or equity, including, without limitation, all claims and rights arising under the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq., which you ever had, now have or hereafter can, shall or may have against the Releases or any of them arising on or before the date hereof out of our relating to your employment with the Company and the termination of such employment, except as set forth in this Agreement. This agreement in no way impairs your right to indemnification as an officer or director for matters arising during the ordinary course of your employment.

         10. All payments to you referred to in this Agreement shall be subject to applicable Federal, state and local withholding.

         11. The Company agrees to provide you with a positive letter of reference. All inquiries concerning your employment shall be directed to Mr. Shawkat Raslan, whose responses to such inquires shall be positive and generally supportive.

         12. Except as required by law, the parties agree that the terms and conditions of this Agreement and the negotiations leading to this Agreement are confidential. The parties agree that they and their agents and representatives shall not distribute or disclose in any manner to any other person or entity any information whatever relating to either the negotiations leading to this Agreement or the terms of this Agreement, other than what may be required by law or legal proceeding. The parties agree that neither will make derogatory, disparaging or untrue remarks about the other (or about the Company's affiliated corporations or the Company's or such affiliates' respective officers, directors and employees) or their previous employment relationship.

         13. Except as required by law, you agree to keep all non-public information known to you about the Company confidential.

         14. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

          Please indicate your agreement with the foregoing by signing the enclosed copy of this letter and returning it to the undersigned, whereupon this shall constitute a binding agreement between you and the Company.

                                      Very truly yours,



By:
    --------------------------------
         Shawkat Raslan


Agreed:

------------------------------------
         Lawrence M. Davies